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Exhibit 10.11

traffic.com, Inc.

EMPLOYMENT AGREEMENT

        This Agreement between David L. Jannetta (the "Executive") and traffic.com, Inc., a Delaware corporation (the "Company"), is entered into as of October 7, 1999 (the "Effective Date").

        WHEREAS, the Company desires to employ the Executive and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

        NOW, THEREFORE, the parties hereto agree as follows

        1.    Employment and Duties.    The Executive shall be employed as an executive officer of the Company as of the Effective Date reporting to the Board of Directors of the Company (the "Board"), and assuming and discharging such responsibilities as are mutually agreed upon by the Executive and the Board commensurate with such office and position. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability.

        2.    Base Salary.    In consideration of the Executive's services, the Executive shall be paid a base salary as determined by the Board during the period of employment (the "Base Salary"), to be paid in installments in accordance with the Company's standard payroll practices. This Base Salary shall be reviewed for increases at least annually by the Board on the same basis as the Board shall review the compensation of other executive officers of the Company.

        3.    At-Will Employment.    The Company and the Executive acknowledge that the Executive's employment is and shall continue to be at-will, as defined under applicable law. If the Executive's employment terminates for any reason, the Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be available in accordance with the Company's established employee plans and policies or other written agreements with the Executive at the time of termination.

        4.    Benefits: Expenses.    The Executive, together with his spouse and dependent children, shall be permitted, to the extent eligible, to participate at the Company's expense in any group medical, dental, life insurance and disability insurance plans, or similar benefit plans of the Company that are available to other executive officers in each case pursuant to the terms and conditions of each such plan or program.

        5.    Voluntary Termination and Termination for Cause.    In the event that the Executive terminates his employment with the Company voluntarily or the Company terminates the Executive's employment for Cause, Sections 5(a), (b), (c) and (d) below shall apply. For purposes of this Agreement, "Cause" shall mean (i) the Executive's continued failure to perform his or her duties and responsibilities, in any material respect, as reasonably required or directed by the Board; (ii) the Executive personally engaging in illegal conduct that is materially detrimental to the Company; or (iii) the Executive being convicted of a felony, or committing a material act of dishonesty or fraud or misappropriating property.

        (a)    Covenant Not to Compete.    Beginning with the date of the Executive's voluntary termination or termination for Cause and until two (2) years thereafter (the "Non-Compete Period"), the Executive agrees that he will not directly or indirectly, own, manage, operate, join, control, advise or participate in, as a shareholder (other than as a shareholder with less than one percent (1%) of the fully-diluted equity of a public company), officer, manager, executive, partner, consultant or technical or business advisor (or any foreign equivalents of the foregoing) any company that derives more than ten percent (10%) of its revenues from a Restricted Business, or any company or entity controlling, controlled by or under common control with any company that derives more than ten percent (10%) of its revenues from a Restricted Business (any such company, a "Restricted Company"). For the purposes of this Agreement, the term "Restricted Business" shall mean the business of collecting, managing and distributing real-time and historical traffic and logistics data, including, without limitation, the installation and management of digital or other kinds of traffic sensors and the management of the data derived therefrom, or any other business in which the Company is then involved.

          (i)    In the event that the Executive intends to associate with any Restricted Company during the Non-Compete Period, the Executive must provide information in writing to the Board relating to the business engaged in or proposed to be engaged in by such Restricted Company. All such current associations of the Executive are set out in Exhibit A hereto. In the event that the Board authorizes the Executive to engage in such activity in writing, any activity by the Executive described in the written information furnished to the Board and so authorized shall be conclusively deemed not to be a violation of Section 6(a) and (b) hereof.

          (ii)   The Executive acknowledges that the Company will be irreparably injured if the provisions of this Section 6 are not specifically enforced. If the Executive commits or, in the reasonable belief of the Company, threatens to commit a breach of any of the provisions of this Section 6, the Company and each of its subsidiaries and affiliates shall have the right and remedy, in addition to any other remedy that may be available at law or in equity, to have the provisions of this Section 6 specifically enforced by any court having equity jurisdiction together with an accounting for any benefit or gain by the Executive in connection with any such breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and its subsidiaries and that money damages will not provide an adequate remedy therefor. Such injunction shall be available without the posting of any bond or other security, and the Executive hereby consents to the issuance of such injunction.

        (b)    Covenant Not to Solicit.    In addition to the obligations set forth in the Confidential Information and Invention Assignment Agreement, during the Non-Compete Period, the Executive agrees that he will not:

          (i)    solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

          (ii)   interfere in any manner with the contractual or employment relationship between the Company and any employee of the Company.

        (c)    No Compensation.    The Executive shall not receive any compensation or benefits under this Agreement on account of his voluntary termination or termination for Cause. The Executive's rights under the Company's benefit plans upon such a termination shall be determined under the provisions of those plans.

        6.    Termination without Cause and Involuntary Termination.    If the Executive's employment with the Company is Involuntarily Terminated by the Company other than for Cause (an "Involuntary Termination Event"), the Company shall, in addition to paying the Executive all amounts accrued by the Executive on or prior to the date of the Involuntary Termination Event, make a lump sum payment to him equal to his then base salary for a period of six (6) months. For purposes of this Agreement, the term "Involuntary Termination" shall mean (i) without the Executive's consent, the assignment to the Executive of any duties, or the removal from or reduction or limitation of the Executive's duties or responsibilities, which in either case is a significant change in the Executive's position, title, organization level, duties, responsibilities, compensation and status with the Company; (ii) without the Executive's consent, a reduction by the Company in the base salary of the Executive as in effect immediately prior to such reduction; (iii) without the Executive's consent, a material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive's overall benefits package is significantly reduced; (iv) without the Executive's consent, the relocation of the Executive to a facility or a location more than fifty (50) miles from the Executive's then-present work location; or (v) any material breach by the Company of any term of this Agreement. Notwithstanding the foregoing, the Executive expressly agrees that the Board may at its discretion, without his consent, replace the Executive as President and Chief Executive Officer provided that the Executive retains a position, title, organization level, duties, responsibilities, compensation and status with the Company as one of the seven most senior executive officers of the Company.

        7.    Death.    In the event of the Executive's death, except for obligations accrued at such time, the Company shall have no obligation to pay or provide any compensation or benefits under this Agreement. The Executive's rights under the Company's benefit plans in the event of the Executive's death shall be determined under the provisions of those plans.

        8.    Disability.    The Company may terminate the Executive's employment for Disability by giving the Executive thirty (30) days' advance notice in writing. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment under this Section 10 becomes effective, the notice of termination shall automatically be deemed to have been revoked. Except for such obligations that have accrued prior to the Executive's Disability, no compensation or benefits will be paid or provided to the Executive under this Agreement on account of termination for Disability, The Executive's rights under the Company's benefit plans shall be determined under the provisions of those plans. For all purposes under this Agreement, "Disability" shall mean that the Executive, at the time notice is given, has been unable to substantially perform his duties under this Agreement for a period of not less than three (3) consecutive months as the result of his incapacity due to physical or mental illness.

        9.    Other Activities.    "The Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities duly assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. However, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Board, to serve as a director of other corporations and to other types of business or public activities not expressly mentioned in this paragraph.

        10.    Proprietary Information.    During the period of employment and thereafter, the Executive shall not, without the prior written consent of the Board, disclose or use for any purpose (except in the course of his employment under this Agreement and in furtherance of the business of the Company or any of its affiliates or subsidiaries) any confidential information or proprietary data of the Company. The Executive agrees to execute confidentiality agreements as requested by the Company, including but not limited to the Company's form of Confidentiality and Invention Assignment Agreement; which is attached hereto as Exhibit B and incorporated herein by reference.

        11.    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania applicable to agreements made and to be performed entirely within such state.

        12.    Integration.    This Agreement, any written agreements or other documents evidencing matters referred to herein and any written Company existing plans that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and thereof and supersede all prior or contemporaneous agreements as to the subject matter hereof and thereof, whether written or oral; provided, however, that nothing herein shall supersede the provisions of the Confidential Information and Invention Assignment Agreement, the form of which is attached hereto as Exhibit B, which shall remain in full force and effect, including Section 7 of such agreement. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

        13.    Notices.    Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S.

registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

        14.    Waiver.    If either party should waive any breach of any provisions of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

        15.    Counterparts.    This Agreement may be executed in counterparts, which together will constitute one instrument.

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        The parties have executed this Employment Agreement as of the date first above written.

EXECUTIVE	traffic.com, Inc.
/s/ DAVID L. JANNETTA Name: David L. Jannetta	By: Name: Title:

        The parties have executed this Employment Agreement as of the date first above written.

EXECUTIVE	traffic.com, Inc.
/s/ DAVID L. JANNETTA Name: David L. Jannetta	By: Name: Title:	/s/ [ILLEGIBLE]

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traffic.com, Inc. EMPLOYMENT AGREEMENT